EXHIBIT 99.1

Capstone Turbine delivers highest QUARTERly revenue in more than a year at $20.6m, up 38% sequentially AND 18% year-over-year

Cash Increased to $32.0M from $16.8M with New Goldman Sachs 3-Year Term Note

VAN NUYS, CA / ACCESSWIRE / January 6, 2021 / Capstone Turbine Corporation (www.capstoneturbine.com) (NASDAQ: CPST), the world’s leading clean technology manufacturer of microturbine energy systems, announced today that its preliminary financial results for the third quarter ended December 31, 2020, show preliminary revenues of $20.6 million, up 38% sequentially from $14.9 million in the second quarter ended September 30, 2020, and up 18%, from $17.4 million in the year-ago quarter, which was before the impact of the current global COVID-19 pandemic.

Total preliminary cash and cash equivalents increased to $32.0 million at December 31, 2020, up from $16.8 million at September 30, 2020, primarily due to the amendment of the Goldman Sachs Note Purchase Agreement (NPA) on October 1, 2020. Under the amended NPA, the Company issued $20.0 million in additional senior secured notes, increasing the total outstanding to $50.0 million. All $50.0 million of the senior secured notes now bear interest at LIBOR Rate plus 8.75% per annum, payable on the last day of each interest period. The entire principal amount under the NPA is due and payable on October 1, 2023.

Preliminary new gross product bookings in the third quarter ending on December 31, 2020, were $10.5 million, up 7%, from $9.8 million, in the second quarter ended September 30, 2020, and up 91%, from $5.5 million in the first quarter ended March 31, 2020. The product book-to-bill ratio decreased sequentially to 0.9:1 from 1.4:1 in the quarter as a result of the improved product shipments.

“I continue to be encouraged by our performance in fiscal 2021 as we delivered a positive adjusted EBITDA quarter in the first quarter, followed by positive cash from operations in the second quarter. Additionally, in the third quarter we expect to post the largest quarterly revenue in over a year, which we accomplished despite the continuing impacts of the COVID-19 global pandemic,” said Darren Jamison Capstone President and Chief Executive Officer.

“Increasing top-line revenue and boosting liquidity have been important goals of ours this fiscal year following our successful cost cutting efforts, and we will continue to pursue revenue growth through a combination of our new Capstone direct sales organization; expanding our geographic distribution coverage; unique IndyCar branding strategy, and our increased digital marketing campaigns,” concluded Mr. Jamison.

Caution About Preliminary Results

The financial data as of, and for the quarter ended, December 31, 2020 presented in this release is preliminary and is based upon the most current information available to management. The Company’s actual results may differ from this preliminary financial data due to the completion of financial closing procedures, final adjustments and other developments. This preliminary financial data should not be viewed as a substitute for full financial statements prepared in accordance with GAAP and is not necessarily indicative of the results to be achieved for the full fiscal year ending March 31, 2021 or any future period.

About Capstone Turbine Corporation

Capstone Turbine Corporation (www.capstoneturbine.com) (NASDAQ: CPST) is the world's leading producer of highly efficient, low-emission, resilient microturbine energy systems. Capstone microturbines serve multiple vertical markets worldwide, including natural resources, energy efficiency, renewable energy, critical power supply, transportation and microgrids. Capstone offers a comprehensive product lineup via our direct sales team, as well as our global distribution network. Capstone provides scalable solutions from 30 kWs to 10 MWs that operate on a variety of fuels and are the ideal solution for today's multi-technology distributed power generation projects.

For customers with limited capital or short-term needs, Capstone offers rental systems; for more information, contact: rentals@capstoneturbine.com. To date, Capstone has shipped nearly 10,000 units to 83 countries and in FY20, saved customers an estimated $219 million in annual energy costs and 368,000 tons of carbon.

For more information about the company, please visit www.capstoneturbine.com. Follow Capstone Turbine on Twitter, LinkedIn, Instagram, Facebook and YouTube.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding expectations, beliefs, plans, intentions, and strategies of the Company. The Company has tried to identify these forward-looking statements by using words such as “expect,” “anticipate,” “believe,” “could,” “should,” “estimate,” “intend,” “may,” “will,” “plan,” “goal” and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: the ongoing effects of the COVID-19 pandemic; the availability of credit and compliance with the agreements governing the Company’s indebtedness; the Company’s ability to develop new products and enhance existing products; intense competition; financial performance of the oil and natural gas industry and other general business, industry and economic conditions; the Company’s ability to adequately protect its intellectual property rights; and the impact of pending or threatened litigation. For a detailed discussion of factors that could affect the Company’s future operating results, please see the Company’s filings with the Securities and Exchange Commission, including the disclosures under “Risk Factors” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

“Capstone” and “Capstone Microturbine” are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

CONTACT: Capstone Turbine Corporation

Investor and investment media inquiries:

818-407-3628

ir@capstoneturbine.com